UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2005

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Street, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a) Non-Employee Director Fees

On September 15, 2005, the Compensation Committee of the Board of Directors of Hologic, Inc. (the “Company”) approved several changes to the compensation payable to non-employee members of the Board of Directors. These changes, which are described herein, become effective September 25, 2005, the first day of the Company’s fiscal year 2006.

The Compensation Committee amended the Company’s 1999 Amended and Restated Equity Incentive Plan, as amended, to decrease the annual grant of non-qualified stock options to non-employee directors from stock options to purchase 8,000 shares to stock options to purchase 4,000 shares. This decrease was approved primarily to reduce the compensation charge that the Company will be required to recognize on the Company’s income statement commencing in the first quarter of fiscal 2006 pursuant to the Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), Share-Based Payments (“Statement 123R”). Under Statement 123R, all share-based compensation payments to employees, including grants of stock options, are required to be recognized in the income statement based on their fair values.

The Compensation Committee also approved an increase in the annual cash retainer fee paid to each non-employee director, an increase in the fees paid to non-employee directors for participation in Board meetings in which the director is physically present, and an increase in the fees paid to non-employee directors of each of the committees of the Board of Directors for participation in meetings held on a day other than the day of a meeting of the Board of Directors. These increases are intended to continue to motivate and adequately compensate the non-employee directors due to, among other things, the loss in value due to the reduced number of stock options to be granted annually, the increased time commitments and responsibilities of non-employee directors resulting from the Sarbanes-Oxley Act of 2002 and other requirements, and the growth of the Company.

A summary of the compensation to be paid to non-employee members of the Board of Directors effective September 25, 2005, including notations indicating the changes made to the compensation, is as follows:

•	Annual Payments.

•	An annual cash retainer of $60,000, payable $15,000 per quarter. (Increased from $24,000 annual cash retainer, payable $6,000 per quarter)

•	An additional annual cash retainer of $7,500, payable $1,875 per quarter, for the chairperson of each of the Compensation Committee, Corporate Development Committee and Audit Committee. (No change)

•	An annual grant of non-qualified stock options to purchase 4,000 shares of Common Stock of the Company, which vests in equal six month installments over two years. (Decreased from annual grant of non-qualified stock options to purchase 8,000 shares of Common Stock of the Company, which vested in full after six months)

•	Board Meeting Fees.

•	$2,500 for each meeting of the Board of Directors at which the non-employee director is physically present. (Increased from $1,500)

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•	$1,000 for each meeting of the Board of Directors at which the non-employee director participates by telephone. (No change)

•	Committee Meeting Fees.

•	$2,500 for each meeting of the Audit Committee and Corporate Development Committee at which the non-employee director is physically present (Increased from $1,500 per meeting), if the meeting is held on a day other than the day of a meeting of the Board of Directors and $600 (no change), if held on the same day as the meeting of the Board of Directors, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board of Directors.

•	$2,500 for each meeting of the Nominating Committee, Corporate Governance Committee and Compensation Committee at which the non-employee director is physically present (Increased from $1,200 per meeting), if the meeting is held on a day other than the day of a meeting of the Board of Directors and $600 if held on the same day as the meeting of the Board of Directors, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board of Directors. (No change)

•	$1,000 for each meeting of a committee of the Board of Directors at which the non-employee director participates by telephone. (No change)

(b) Entry into a Material Definitive Agreement

Effective September 12, 2005, the Company entered into a supply agreement (“Supply Agreement”) with AEG Elektrofotografie GmbH (“AEG”) pursuant to which the Company has agreed to purchase and AEG has agreed to manufacture and supply 75% of the annual requirements of selenium coatings used in the digital X-ray image capture radiographic systems of Direct Radiography Corp., a wholly owned subsidiary of the Company (“DRC”). The Company’s minimum purchases are subject to reduction if certain pricing and quality measures are not met. In consideration of the Company’s purchase commitment, AEG has agreed, subject to certain conditions and limitations, not to provide certain coatings, products or services to others for use with mammography X-ray imaging applications based on certain technology. The term of the Supply Agreement is through the year 2012, subject to automatic renewal periods and earlier termination pursuant to the terms of the agreement.

Previously, on June 1, 2005, DRC agreed to loan AEG an aggregate of $1.5 million to finance the development and improvement of certain AEG equipment and property to manufacture and supply selenium coatings for DRC.

(c) Amendment of Material Definitive Agreement

On September 14, 2005, the Board of Directors determined that no further awards would be made under the Company’s 1997 Amended and Restated Employee Equity Incentive Plan and the Company’s 2000 Acquisition Incentive Plan. As a result, the Board of Directors amended each of those plans to eliminate all remaining shares of Common Stock available for issuance under such Plans that are not subject to outstanding stock option awards.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 20, 2005	HOLOGIC, INC.

	By:	/s/ Glenn P. Muir
Glenn P. Muir, Chief Financial Officer,
Executive Vice President, Finance and Treasurer

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